Exhibit 10.2

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

FIRST AMENDMENT TO
COLLABORATION, LICENSE AND OPTION AGREEMENT
THIS FIRST AMENDMENT TO COLLABORATION, LICENSE AND OPTION AGREEMENT (the “Amendment”) is entered into as of September 7, 2016 (the “Amendment Date”), by and between AURIGENE DISCOVERY TECHNOLOGIES LIMITED, a company organized under the laws of India, having an address of 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore - 560100 Karnataka, India (“Aurigene”), and CURIS, INC., a corporation organized under the laws of Delaware, USA, having an address of 4 Maguire Road, Lexington, Massachusetts 02421-3112, USA (“Curis”).
RECITALS
WHEREAS, Aurigene and Curis are parties to that certain Collaboration, License and Option Agreement dated January 18, 2015, as amended by that certain letter agreement dated November 4, 2015 (the “Agreement”);
WHEREAS, concurrently with the execution of this Amendment, and subject to the terms and conditions of a Stock Purchase Agreement dated as of the Amendment Date (the “Second Stock Purchase Agreement”), Curis is issuing the “Initial Shares” (as such term is defined in the Second Stock Purchase Agreement) to Aurigene; and
WHEREAS, the Parties now wish to amend the Agreement to, among other things: (i) provide for the issuance to Aurigene of additional shares of common stock of Curis; (ii) provide for the waiver by Aurigene of certain milestone and other payments under the Agreement; (iii) modify the conditions under which the option to extend the exclusivity of the Parties’ collaboration for the Additional Exclusivity Periods may be exercised; (iv) agree upon additional terms applicable to selection of the Program Target Profile for PTP4; and (v) if Curis exercises the Option for PTP3 and/or PTP4, provide for the funding of additional research, development and/or manufacturing funding for the Licensed Programs for PTP3 and/or PTP4; in each case, on the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aurigene and Curis agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings provided in the Agreement, except that the terms “Initial Shares” and “Top‑Up Shares” shall have the respective meanings provided in the Second Stock Purchase Agreement.
2.    Issuance of Curis Common Stock. On the Amendment Date, and subject to the terms and conditions set forth in the Second Stock Purchase Agreement, Curis shall issue to Aurigene the Initial Shares. For the avoidance of doubt, the Parties hereby agree that, for purposes of Section 6.6(d) of the Agreement, the Initial Shares and any Top-up Shares purchased by Aurigene (in each case, as adjusted for stock splits, stock dividends, combinations, recapitalizations, redemptions, reverse stock splits, share buybacks and the like) shall be excluded from both the numerator and the denominator of the fraction described in the definition of Current POI. Section 7.3(b) of the Agreement shall apply with respect to the issuance of the Initial Shares and any Top-Up Shares as if such section was set forth in full in this Amendment.
3.    Payment Waivers. As of the Amendment Date, and subject to the consummation of the issuance of the Initial Shares to Aurigene in accordance with the Second Stock Purchase Agreement, Aurigene hereby waives payment of the following amounts under the Agreement totaling $24,500,000 (the “Aggregate Waiver Amount”):
(a)    the first 12-month period of Extended Exclusivity Fees under Section 6.2(b) for each of Licensed Program 1 and Licensed Program 2 to the extent Curis elects to extend the exclusivity of the Parties’ collaboration contemplated by Sections 4.7(b) and 4.8(b) of the Agreement;

1.

(b)    the R&D Program selection milestone payment for PTP4 under Section 6.3 of the Agreement;
(c)    50% of the Option exercise fee for Licensed Program 3 (but only if Licensed Program 3 is either PTP3 or PTP4) under Section 6.5(a) of the Agreement;
(d)    the Option exercise fee for Licensed Program 4 (but only if Licensed Program 4 is either PTP3 or PTP4) under Section 6.5(a) of the Agreement; or
(e)    the Acceptance for Filing of first IND milestone payment under Section 6.6(a) of the Agreement, but only with respect to Licensed Program 1 (the IRAK4 program);
(f)    the Initiation of first Phase 1 Trial milestone payment under Section 6.6(a) of the Agreement, but only with respect to Licensed Program 1 (the IRAK4 program) and Licensed Program 2 (the PD-1/VISTA program); and
(g)    the Acceptance for Filing of first IND milestone payment under Section 6.6(b) of the Agreement, but only with respect to PTP3 (the PD-1/Tim3 program) and PTP4 (i.e., to the extent PTP3 or PTP4 constitutes Licensed Program 3 or Licensed Program 4 (in either order)).
To the extent any of the milestone or other payments set forth in paragraphs 3(a) through 3(g) above in this Amendment would not otherwise be payable by Curis, e.g. in the event one or more of the listed milestone events do not occur (the aggregate amount of such non‑payable payment(s), collectively, the “Unused Waiver Amount”), Curis shall have the right to deduct the Unused Waiver Amount from any one or more of the milestone payment obligations under Sections 6.6(a), 6.6(b) or 6.6(c) of the Agreement for the following milestone events until the Unused Waiver Amount has been fully utilized: (i) “First time cumulative Net Sales of a Product throughout the Curis Territory equal or exceed $[**]”; and (ii) “First time cumulative Net Sales of a Product throughout the Curis Territory equal or exceed $[**]”.
4.    Collaboration Exclusivity.
(a)    First Additional Exclusivity Period. Curis and Aurigene hereby agree that if Curis elects to extend the exclusivity of the Parties’ collaboration contemplated by Section 4.7(a) (“Collaboration Exclusivity”) for the first Additional Exclusivity Period, then notwithstanding Section 4.8(a) or Section 6.2(a) of the Agreement or any other provision of the Agreement to the contrary, the Exclusivity Option Fee for the first Additional Exclusivity Period under Section 6.2(a)(i) of the Agreement shall be payable on the following schedule:
(i)    50% of such Exclusivity Option Fee (i.e., $3,750,000) shall be payable no later than the expiration of the Initial Exclusivity Period. The payment of this amount shall result in a first Additional Exclusivity Period extending to September 30, 2017; and
(ii)    the remaining 50% of such Exclusivity Option Fee (i.e., $3,750,000) shall be payable on or before the earlier of (x) September 30, 2017, and (y) 10 days after the closing of the Next Curis Financing. For purposes hereof, “Next Curis Financing” shall mean a financing or series of related financings (including without limitation in which Curis receives consideration in stages or at multiple closings or in separate stand-alone financings that occur that contain substantially similar terms) entered into by Curis primarily for financing/capital raising purposes, in which the Company issues and sells shares of its Common Stock or Preferred Stock or any securities conferring the right to purchase, or exercisable or exchangeable for (with or without additional consideration), its Common Stock or Preferred Stock, to any third party, whether in an underwritten public offering or otherwise. Payment of the remaining 50% of such Exclusivity Option Fee shall result in continuation of the first Additional Exclusivity Period for its full 12-month duration.
(b)    Additional Exclusivity Periods. Notwithstanding the provisions of Sections 4.8(a) and 6.2(a) of the Agreement to the contrary, and subject to the provisions of Section 14.5 of the Agreement, in the event of a Change in Control (as defined below) of Curis during the Exclusivity Period, then, following such Change in Control, the extension of Collaboration Exclusivity for any Additional Exclusivity Period shall be subject to the mutual written

2.

agreement of Aurigene and Curis (or its successor); provided, however, that if, prior to the consummation of such Change in Control:
(i)    Curis paid the initial installment of the Exclusivity Option Fee for the first Additional Exclusivity Period as specified in paragraph 4(a)(i) of this Amendment, then the first Additional Exclusivity Period shall continue in full force and effect following consummation of such Change in Control until September 30, 2017 (i.e., without any requirement that Aurigene and Curis (or its successor) reach mutual written agreement with respect to such period); and
(ii)    Curis paid both the first and second installments of the Exclusivity Option Fee for the first Additional Exclusivity Period as specified in paragraphs 4(a)(i) and 4(a)(ii), respectively, of this Amendment, then the first Additional Exclusivity Period shall continue in full force and effect following consummation of such Change in Control until expiration of the full 12-month first Additional Exclusivity Period (i.e., without any requirement that Aurigene and Curis (or its successor) reach mutual written agreement with respect to such period); and
(iii)    Curis elected to extend Collaboration Exclusivity for any subsequent Additional Exclusivity Period and paid the corresponding Exclusivity Option Fee to Aurigene as specified in Section 6.2(a), then such Additional Exclusivity Period shall continue in full force and effect in accordance with the terms of the Agreement following consummation of such Change in Control (i.e., without any requirement that Aurigene and Curis (or its successor) reach mutual written agreement with respect to such Additional Exclusivity Period).
(iv)    For purposes of this paragraph 4(b), a “Change in Control” of Curis shall be deemed to have occurred upon the happening of any of the following events:
(1)    any “person” or “group” within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation) of securities of Curis representing more than 50% of the total voting power of the Curis’ then outstanding shares; but excluding any such acquisition of securities by (w) Aurigene or any of its Affiliates, (x) any employee benefit plan or related trust sponsored or maintained by Curis, (y) any “person” or “group” that acquires such securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for Curis through the issuance of equity securities, or (z) any financial investor that acquires such securities through purchases on the open market;
(2)    individuals who are members of the Board of Directors of Curis as of the Amendment Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Curis; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this paragraph 4(b), be considered a member of the Incumbent Board;
(3)    Curis is merged, consolidated or reorganized into or with a Third Party or securities of Curis are exchanged for securities of a Third Party, unless the stockholders of Curis immediately prior to such merger, consolidation, reorganization or exchange continue to hold at least a majority of the combined voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, reorganization or exchange; or
(4)    a Sale Transaction with respect to Curis.
5.    PTP4 Selection. Curis agrees to select PTP4 on or before expiration of the Initial Exclusivity Period. For clarity, (a) the Parties hereby agree that the Program Target Profile for PTP4 shall be within the Immuno-oncology area, (b) Curis’ selection of PTP4 shall be in accordance with the processes set forth in Section 3.1(b)(i) or Section 3.1(b)(ii) of the Agreement, as applicable, and (c) nothing in this paragraph 5 shall limit Aurigene’s obligations or Curis’ rights under Section 3.1(c) of the Agreement or modify the exclusivity provisions set forth in the Agreement, including Sections 4.7, 4.8, 4.9 and 4.10.

3.

6.    PTP3 and PTP4 Research Funding.
(a)    PTP3. Subject to, and only after, the closing of the Next Curis Financing, and subject to Curis’ exercise (if any) of the Option for PTP3, Curis shall pay up to an aggregate of $2,000,000 for Supplemental PTP3 Activities (defined below), if performed by or on behalf of Aurigene. For clarity, Curis shall not be obligated to pay any amounts under this paragraph 6(a) unless and until the later of (x) the closing of the Next Curis Financing and (y) the date such Supplemental PTP3 Activities are actually performed and Aurigene has delivered to Curis an invoice for such Supplemental PTP3 Activities. “Supplemental PTP3 Activities” shall mean specific research, development and/or manufacturing activities with respect to Program Compounds within the Licensed Program for PTP3 to be recommended by the SOC, and subject to (i) each Party’s final approval of the aspects of such activities that are within such Party’s final decision-making authority pursuant to Sections 2.6(a) and 2.6(b) of the Agreement and (ii) the execution by the Parties of a written supplemental development plan, including a budget of costs for each such activity, on mutually acceptable terms. Notwithstanding the foregoing, subject to Curis’ payment when due of the milestone payment for Acceptance for Filing of the first IND for a Product from the Licensed Program for PTP3, the Supplemental PTP3 Activities specifically exclude Aurigene’s Development Plan responsibilities and Phase 1 Trial supply obligations under Section 5.6 of the Agreement for such Licensed Program, the expenses of which are Aurigene’s sole responsibility under Section 5.4(b) of the Agreement.
(b)    PTP4. Subject to, and only after, the closing of the Next Curis Financing, and subject to Curis’ exercise (if any) of the Option for PTP4, Curis shall pay up to an aggregate of $2,000,000 for Supplemental PTP4 Activities (defined below), if performed by or on behalf of Aurigene. For clarity, Curis shall not be obligated to pay any amounts under this paragraph 6(b) unless and until the later of (x) the closing of the Next Curis Financing and (y) the date such Supplemental PTP4 Activities are actually performed and Aurigene has delivered to Curis an invoice for such Supplemental PTP3 Activities. “Supplemental PTP4 Activities” shall mean specific research, development and/or manufacturing activities with respect to Program Compounds within the Licensed Program for PTP4 to be recommended by the SOC, and subject to (i) each Party’s final approval of the aspects of such activities that are within such Party’s final decision-making authority pursuant to Sections 2.6(a) and 2.6(b) of the Agreement and (ii) the execution by the Parties of a written supplemental development plan, including a budget of costs for each such activity, on mutually acceptable terms. Notwithstanding the foregoing, subject to Curis’ payment when due of the milestone payment for Acceptance for Filing of the first IND for a Product from the Licensed Program for PTP4, the Supplemental PTP4 Activities specifically exclude Aurigene’s Development Plan responsibilities and Phase 1 Trial supply obligations under Section 5.6 of the Agreement for such Licensed Program, the expenses of which are Aurigene’s sole responsibility under Section 5.4(b) of the Agreement.
7.    Corrections.
(a)    Correction to Section 1.5. In Section 1.5 of the Agreement, the reference to “Section 3.1(a)” is hereby corrected to read “Section 3.1(b)(i)(2).”
(b)    Correction to Section 2.6(b). In Section 2.6(b) of the Agreement, the reference to “Potential PTP” is hereby corrected to read “Proposed PTP.”
(c)    Correction to Sections 3.3(a) and 3.5(b). In Sections 3.3(a) and 3.5(b) of the Agreement, the phrase “Lead Candidate selection” is hereby corrected to read “Program selection.”
(d)    Correction to Section 5.4(b). In Section 5.4(b) of the Agreement, the phrases “subject to Section 5.5” and “under Section 5.5” are hereby corrected to read “subject to Section 5.6” and “under Section 5.6,” respectively.
8.    Effectiveness of Agreement. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4.

9.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Amendment may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
10.    Miscellaneous. For clarity, Section 8.5(b) and Articles 13 and 14 of the Agreement shall apply with respect to this Amendment.
[Signature page follows.]

5.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the Amendment Date.

Aurigene Discovery Technologies Limited	Curis, Inc.
By: /s/ CSN Murthy Name: CSN Murthy Title: Chief Executive Officer	By:/s/ Ali Fattaey Name: Ali Fattaey Title: President

6.